AMENDMENT NO. 1

TO

DISTRIBUTION AND SERVICE PLAN (COMPENSATION) (the “Plan”)

CLASS A SHARES

CLASS C SHARES

CLASS R SHARES

Of the Funds listed on Schedule A (each, a “Fund” and collectively, the “Funds”)

The Distribution and Service Plan (the “Plan”), dated as of May 24, 2019, as subsequently amended, pursuant to Rule 12b-1, is hereby amended, dated April 17, 2020, as follows:

WHEREAS, the parties desire to amend the Plan to (i) remove Invesco Oppenheimer Equity Income Fund and Invesco Oppenheimer Real Estate Fund, effective April 17, 2020 and (ii) remove Invesco Oppenheimer Rochester Short Duration High Yield Municipal Fund, effective May 15, 2020;

NOW THEREFORE, Schedule A to the Plan is hereby deleted in its entirety and replaced with the following:

“SCHEDULE A

DISTRIBUTION AND SERVICE PLAN (COMPENSATION)

AIM COUNSELOR SERIES TRUST (INVESCO COUNSELOR SERIES TRUST)

Portfolio	Share Class	Maximum Asset Based Sales Charge	Maximum Shareholder Services Fee	Maximum Aggregate Fee
Invesco
Oppenheimer Short	Class C	0.75%	0.25%	1.00%
Term Municipal Fund
Invesco
Oppenheimer Senior	Class C	0.75%	0.25%	1.00%
Floating Rate Fund	Class R	0.50%	0.25%	0.50%
Invesco
Oppenheimer Senior	Class C	0.75%	0.25%	1.00%
Floating Rate Plus Fund
Invesco
Oppenheimer	Class C	0.75%	0.25%	1.00%
Capital Appreciation Fund	Class R	0.50%	0.25%	0.50%
Invesco
Oppenheimer	Class C	0.75%	0.25%	1.00%
Discovery Fund	Class R	0.50%	0.25%	0.50%”